Exhibit 10(i)

NON-PLAN STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT dated as of October 22, 2009 between Sono-Tek Corporation, a New York corporation (the "Company"), and Joseph Riemer (the "Optionee").

WHEREAS, on October 22, 2009 at a meeting of the Board of Directors of the Company (the “Board”), the Board by resolution authorized the granting to Joseph Riemer, President of the Company,  an option to purchase 300,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock").

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms of such option.

Accordingly, the parties hereto agree as follows:

1.           Grant of Option; Exercise Price.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Optionee the option (the "Option") to purchase, from the Company, up to 300,000 shares of Common Stock (“Option Shares”) at a price per share of $1.04 (the “Exercise Price”).  The Option Shares and the Exercise Price are subject to adjustment in accordance with the provisions set forth in Section 5 below.

2.           Non-Incentive Stock Option.  The Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. In addition, the Optionee hereby acknowledges that he has reviewed the terms and tax consequences of the Option with his own tax and legal advisors and is not relying on the Company or any officer, director, shareholder, employee, advisor or affiliate of the Company with respect to the economic, tax and other considerations of the Option relevant to the Optionee.

3.           Exercisability and Vesting of Option.   The Option Shares shall become exercisable and shall vest as follows:

(a)           50,000 of the Option Shares (the “First Tranche”) shall become exercisable upon determination by the Company’s independent public accountants (the “Auditors”) in connection with the audit of the Company’s financial statements for the fiscal year ending February 28, 2010 (“FY 2010”) that the Company had sales, net of all returns (“Net Sales”), of at least $6,900,000 and pre-tax income, excluding the costs associated with the Option and any non-recurring items (“Pre-Tax Income”), of at least $50,000 for FY 2010.  If the Auditors determine that the First Tranche has become exercisable, the Option Shares subject to the First Tranche shall vest as follows:  22,500 shall vest on October 22, 2010, 17,500 shall vest on October 22, 2011 and 10,000 shall vest on October 22, 2012.

(b)           25,000 of the Option Shares (the “Second Tranche”) shall become exercisable upon determination by the Auditors in connection with the audit of the Company’s financial statements for the fiscal year ending February 28, 2011 (“FY 2011”) that the Company had Net Sales of at least $9,000,000 and Pre-Tax Income of at least $1,000,000 for FY 2011.  If the Auditors determine that the Second Tranche has become exercisable, the Option Shares subject to the Second Tranche shall vest as follows:  56,250 shall vest on October 22, 2011, 43,750 shall vest on October 22, 2012 and 25,000 shall vest on October 22, 2013.

(c)           125,000 of the Option Shares (the “Third Tranche”) shall become exercisable upon determination by the Auditors in connection with the audit of the Company’s financial statements for the fiscal year ending February 29, 2012 (“FY 2012”) that the Company had Net Sales of at least $13,000,000 and Pre-Tax Income of at least $2,000,000 for FY 2011.  If the Auditors determine that the Third Tranche has become exercisable, the Option Shares subject to the Third Tranche shall vest as follows:  56,250 shall vest on October 22, 2012, 43,750 shall vest on October 22, 2013 and 25,000 shall vest on October 22, 2014.

(d)           In addition to the achievement of the targets set forth in Sections 3 (a), (b) and (c) above, all of the Option Shares that have been earned by the achievement of such targets but which still remain unvested shall become immediately vested and exercisable in the event of a “Change of Control” of the Company, as such term is defined in that certain Executive Agreement by and between the Company and the Optionee, dated September 1, 2007.

(e)           The determinations of the Auditors concerning the achievement of the targets set forth in Sections 3 (a) (b) and (c) shall be final and binding upon the Company and the Optionee.  The Company and the Optionee hereby covenant and agree that they shall not formally or informally dispute or challenge the determinations of the Auditors.

4.           Termination of Option.

(a)           The Option and all rights hereunder shall expire on October 22, 2019 (the “Termination Date”), subject in all cases to earlier expiration as provided in subsections (b) and (c) of this Section 4 in the event of termination of employment or death.

(b)           During the lifetime of the Optionee, the Option, to the extent that it becomes exercisable and vests in accordance with the terms hereof, shall be exercisable only by the Optionee and only while continuously employed by the Company, except that the Option can be exercised (i) within three months after the Optionee retires pursuant to any pension plan provided by the Company or if such retirement is earlier than the employee's normal retirement date and such retirement is with the prior consent of the Company, or (ii) if the Optionee becomes disabled (within the meaning of Section 22 (e) (3) of the Internal Revenue Code of 1986, as amended), within one year of such disability, or (iii) within 60 days of termination (other than termination for cause), but, in any case, not later than the Termination Date if and to the extent the Option was exercisable by him on the last day of such employment or the last day before his disability began, as the case may be.  Notwithstanding the foregoing, in the event that the Optionee shall be terminated for cause, all rights as to any outstanding unexercised and unexpired options or portions thereof shall immediately terminate.

(c)           Upon the death of the Optionee, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee or by the laws of descent, for a period of one year from the date of such death or until the Termination Date, whichever is shorter.

5.           Adjustments.

In the event of a stock split, stock dividend, combination of shares, or any other similar change in the Common Stock as a whole, the Board shall make equitable, proportionate adjustments in the number and kind of shares covered by the Option and in the Exercise Price.

6.           Manner of Exercise.

(a)           To the extent exercisable and vested, the Option may be exercised prior to the Termination Date in installments of not less than 250 shares, unless the Optionee's aggregate number of exercisable Option Shares is for less than 250 shares, then the Optionee must exercise all remaining Option Shares.  The right of exercise shall be cumulative so that if the Option is not exercised to the maximum extent permissible during any initial exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Termination Date or the earlier termination of the Option.

(b)           The Option granted in this Option Agreement may be exercised in whole or in part by the Optionee's delivering or mailing to the Company written notice of exercise in the form attached hereto as Exhibit A.  Such exercise shall be effective upon (a) receipt of such notice by the Company and (b) payment in full to the Company of the purchase price upon the exercise of the Option.  The Option may not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable Federal or state securities or other law or regulation.

(c)           The Company shall deliver, or cause to be delivered, to the Optionee (or his personal representative, as the case may be) stock certificates for the number of shares of Common Stock with respect to which the Option is being exercised, against receipt of payment therefor in full by cash or certified check (or equivalent form of cash payment as agreed to by the Company) and delivery of (i) a written certificate of the Optionee (or his personal representative, as the case may be) to the effect that he is purchasing such shares for investment and not with a view to the sale or distribution of any such shares and (ii) such other certificates, representations and agreements of the Optionee (or his personal representative, as the case may be) as the Company shall require in order that the Company be reasonably assured that the issuance, delivery and disposition of such shares are being and will be effected in compliance with the Securities Act of 1933, as amended (the "Act"), the Rules and Regulations thereunder, other applicable law, and the rules of each stock exchange upon which the shares of Common Stock are listed, if any; provided, however, that if the offer and sale of shares of Common Stock upon exercise of the Option is registered under the Act, the Optionee (or his personal representative, as the case may be) need not furnish the certificate described in clause (i) of this sentence.  Certificates evidencing shares of Common Stock issued upon exercise of the Option may contain such legends reflecting any restrictions upon sale or transfer as in the view of counsel to the Company may be necessary to the lawful and proper issuance of such certificates.  If outstanding shares  of the same class as the shares subject to the option shall be listed on any stock exchange, the Company shall not be obligated to deliver any shares until such shares have been listed (or authorized for listing upon official notice of issuance) on each such stock exchange.  The Company shall use its best efforts to effect such listing.  Delivery of the shares of Common Stock may be made at the office of the Company or at the office of a transfer agent appointed for the transfer of shares of Common Stock.

7.           Restriction on Transfer.

(a)           This Option may not be assigned or transferred except by will or the law of descent and distribution and during the Optionee's lifetime may be exercised only by Optionee.

(b)           The Optionee hereby agrees that if at any time the Company registers any of its securities under the Act (other than pursuant to a registration statement on form S-8 or similar or successor form) (a "Public Offering"), and the representative of the underwriters involved in such registration requires that the Optionee agree not to sell or otherwise transfer or dispose of his Option Shares (a "Lock-up Agreement"), then the Optionee shall enter into such a Lock-up Agreement in such form and on such terms as shall be approved by the Board of Directors of the Company, which form and terms shall be similar to the forms and terms of any other Lock-up Agreements entered into by the executive officers of the Company in connection with such registration.

8.         Miscellaneous.

(a)           Notices.  Any notice or communication to the Company hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the following address (or to such other address as the Company shall from time to time specify):

Sono-Tek Corporation
2012 Route 9W, Building 3
Milton, NY 12547
Attention: Chief Financial Officer

(b)           Stockholder Rights.  The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option.

(c)           Waiver.  The waiver by any party hereto of a breach of any provision of the Option shall not operate or be construed as a waiver of any other or subsequent breach.

(d)           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by the Optionee and the Company.

(e)           Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives, any rights, remedies, obligations or liabilities.

(f)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions).

(g)           Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SONO-TEK CORPORATION

By:	Christopher L. Coccio
Christopher L. Coccio
Chief Executive Officer

OPTIONEE

/s/ Joseph Riemer
Joseph Riemer